SUB-ITEM 77E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as defendants
in several lawsuits,
that were consolidated
into a single action in
the United States
District Court for
the Western District
of Pennsylvania,
alleging excessive
advisory
fees involving one
of the Federated-sponsored mutual
funds.  Without admitting
the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in
these cases in
April 2011.